UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   QUINN, MICHAEL O.
   Suburban Water Systems
   1211 East Center Court Drive
   Covina, CA  91724
2. Issuer Name and Ticker or Trading Symbol
   SOUTHWEST WATER COMPANY
   SWWC
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   10/31/01
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   President of Suburban Water Systems, a subsidiary of SWWC
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Common Stock, $0.01 par val|      |    | |                  |   |           |17,760 (1)         |D     |                           |
ue                         |      |    | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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
Employee Stock Option |$3.00   |3/28/|A   | |6,933      |A  |/2   |03/15|Common Stock|6,933  |       |6,933       |D  |            |
(Right to Buy)        |        |94   |    | |           |   |     |/05  |            |       |       |            |   |            |
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Employee Stock Option |$3.66   |02/08|A   | |7,441      |A  |/3   |02/09|Common Stock|7,441  |       |7,441       |D  |            |
(Right to Buy)        |        |/96  |    | |           |   |     |/06  |            |       |       |            |   |            |
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Employee Stock Option |$5.13   |02/12|A   | |6,458      |A  |/4   |02/13|Common Stock|6,458  |       |6,458       |D  |            |
(Right to Buy)        |        |/97  |    | |           |   |     |/07  |            |       |       |            |   |            |
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Employee Stock Option |$6.50   |01/27|A   | |6,150      |A  |/5   |01/28|Common Stock|6,150  |       |6,150       |D  |            |
(Right to Buy)        |        |/98  |    | |           |   |     |/08  |            |       |       |            |   |            |
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Employee Stock Option |$7.68   |01/04|A   | |6,890      |A  |/6   |01/05|Common Stock|6,890  |       |6,890       |D  |            |
(Right to Buy)        |        |/99  |    | |           |   |     |/09  |            |       |       |            |   |            |
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Employee Stock Option |$11.09  |01/13|A   | |3,937      |A  |/7   |01/14|Common Stock|3,937  |       |3,937       |D  |            |
(Right to Buy)        |        |/00  |    | |           |   |     |/10  |            |       |       |            |   |            |
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Employee Stock Option |$10.71  |02/08|A   | |5,250      |A  |/8   |02/09|Common Stock|5,250  |       |5,250       |D  |            |
(Right to Buy)        |        |/01  |    | |           |   |     |/08  |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |(43,059)    |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1) Includes 48 shares acquired in October under the SWWC Employee Stock
Purchase Plan.
/1, /2, /3, /4, /5, /6, and  /7 adjusted for stock dividends/splits on 1/20/96,
1/20/97, 1/20/98, 10/20/98, 10/20/99,
1/19/01 and
10/22/01..
/2 exercisable @ 1/5 a year beginning 3/28/95.  /3 exercisable @ 1/5 a year beginning 3/14/96.
/4 exercisable @ 1/5 a year beginning 2/8/97.  /5 exercisable @ 1/5 a year beginning 2/12/98.  /6 Exercisable @
1/5 a year beginning 1/27/99.
/7 exercisable @ 1/5 a year beginning 2/4/00. /8 exercisable @ 1/5 a year beginning 01/13/01.
SIGNATURE OF REPORTING PERSON
/s/ Michael O. Quinn
DATE
November 7, 2001